Exhibit 11


                                   SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Dollars in millions, except per share figures)


                                                        Six Months Ended
                                                            June 30,
                                                        1994    1993

Net Income Applicable to Common Shares. . . . . .  $ 493.9    $ 342.5


Earnings per Common Share, As Reported:

 Average Number of Common Shares
   Outstanding (in thousands). . . . . . . . . . . 192,968    196,667

 Earnings per Common Share. . . . . . . . . . . .  $  2.56    $  1.74

Earnings per Common Share, Assuming
 Full Dilution: (a)

   Average Number of Common Shares
    Outstanding (in thousands) . . . . . . . . . . 192,968    196,667

   Shares Contingently Issuable for
    Stock Incentive Plans (in thousands) . . . . .   2,174      3,306

   Average Number of Common Shares and
    Common Share Equivalents Outstanding
   (in thousands) . . . . . . . . . . . . . . . .  195,142    199,973


   Earnings per Common Share, Assuming
    Full Dilution. . . . . . . . . . . . . . . . . $  2.53    $  1.71

(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.